Exhibit 99.1

Source: Empire Energy Corporation International

      FOR IMMEDIATE RELEASE

      For more information, contact:

                            Malcolm Bendall, President

Renner Business Center

16801 West 116th Street

Lenexa, KS 66219-9603

PRESS RELEASE

Empire Announces 2005 Seismic Program to Further Define Structures Capable of Reservoiring Oil and Gas

Lenexa, Kansas---(BUSINESS WIRE)---September 29, 2005- Empire Energy Corporation International  (Empire) (OTCBB: EEGC – News) through its wholly owned subsidiary Great South Land Minerals, Ltd (GSLM) has entered into a seismic services contract with Terrex Seismic headquartered in Perth, Western Australia, to commit additional anticipated expenditure of up to AUD$6.0 Million over the next year. During the past year GSLM and Empire have been involved in intensive planning and negotiations for a 1,147 line kilometer regional seismic survey in the Tasmania Basin (TB02) over GSLM’s Special Exploration License (SEL)13/98.  Scouting and line positioning work will commence mid-October with seismic recording scheduled to commence mid-January 2006.

It is estimated the TBO2 program will cost AUD$5.1 Million. Immediately following the TBO2 program, TB03 will commence over GSLM’s recently applied for SEL 29/2005 extending the regional survey by up to 150 line kilometers, at an estimated cost of AUD$900,000.

During 2000 & 2001, GSLM expended in excess of AUD$3 Million on its first regional seismic survey TB01, with Terrex Seismic completing 660 line kilometers of 2-D seismic covering defined prospect areas within the Tasmania Basin over Central & Northern Tasmania.  It is anticipated that the proposed regional survey should bring the total expenditure to meet the license conditions to over AUD$30 Million since SEL 13/98 was granted in 1998.  As with the previous work program, TB01, the current work program is secured by a registered debenture held over the assets of GSLM.

Empire has plans to further define previously discovered dome structures that seismic amplitude anomalies indicate may have oil and gas potential.  The results of the new surveys are expected to identify new target structures with the view of facilitating the company’s proposed discovery drilling program for oil and gas over the next four years.

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,”, “ believes,” “plans” and other similar expressions.  These forward-looking statements involve risks an uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and GSLM’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.